Exhibit a.2

DUFF & PHELPS SELECTED UTILITIES INC.

Articles of Amendment

                        Duff & Phelps Selected Utilities Inc., a Maryland corporation having its principal office in Baltimore, Maryland (hereinafter called the corporation), hereby certifies to the State Department of Assessments and Taxation of Maryland, that:

                        FIRST: The Articles of Incorporation of the corporation are amended as follows:

                        Article FIFTH, Paragraph A of the Articles of Incorporation is deleted, and the following is inserted in lieu thereof:

                                    A.   Authorized Stock. The total number of shares of stock that the corporation shall have the authority to issue is 250,000,000 shares, all of one class called common stock, $.001 par value per share (common stock), having an aggregate par value of $250,000.

                        SECOND: The board of directors of the corporation, including all of the directors of the corporation, on January 12, 1987 duly adopted a resolution in which was set forth the foregoing amendment to the Articles of Incorporation and approved the foregoing amendment.

                        THIRD: The organizational meeting of the board of directors was held on November 26, 1986. There is no stock of the corporation outstanding or subscribed for entitled to be voted on the amendment.

                        FIFTH: (a)  The total number of shares of stock which the corporation has heretofore authorized to issue is 100,000,000 shares, all of one class, of the par value of $.001 per share and of the aggregate par value of $100,000.

                                    (b)  The total number of shares of stock which the corporation is authorized to issue is increased by this amendment to 250,000,000 shares, $.001 par value per share, and the aggregate par value of the authorized shares is increased to $250,000.

                        IN WITNESS WHEREOF, Duff & Phelps Selected Utilities Inc. has caused these articles to be signed in its name and on its behalf by its president and attested by its secretary on January 13, 1987.

                                                                                    DUFF & PHELPS SELECTED
                                                                                    UTILITIES INC.

                                                                                    By /s/ Richard J. Spletzer
                                                                                         Richard J. Spletzer
                                                                                        Senior Vice President

Attest:

/s/ Calvin J. Pedersen
     Calvin J. Pedersen
    Assistant Secretary

                        The undersigned, senior vice president of Duff & Phelps Selected Utilities Inc., who executed on behalf of the corporation the foregoing articles of amendment, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of the corporation, the foregoing articles of amendment to be the corporate act of the corporation and further certifies that to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.

                                                                                    /s/ Richard J. Spletzer
                                                                                     Richard J. Spletzer